Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:

THE CONTAINER STORE GROUP, INC., et al.,

Debtors.[1]

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x : : : : : : : x	Chapter 11 Case No. 24-90627 (ARP) (Jointly Administered)

FIRST AMENDED PREPACKAGED JOINT PLAN OF REORGANIZATION

OF THE CONTAINER STORE GROUP, INC. AND ITS DEBTOR

AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)

Ashley L. Harper (Texas Bar No. 24065272)

Philip M. Guffy (Texas Bar No. 24113705)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email: taddavidson@HuntonAK.com

              ashleyharper@HuntonAK.com

              pguffy@HuntonAK.com

LATHAM & WATKINS LLP

George A. Davis (NY Bar No. 2401214)

Hugh Murtagh (NY Bar No. 3161759)

Tianjiao (TJ) Li (NY Bar No. 5689567)

Jonathan J. Weichselbaum (NY Bar No. 5676143)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email: george.davis@lw.com

              hugh.murtagh@lw.com

              tj.li@lw.com

              jon.weichselbaum@lw.com

Ted A. Dillman (CA Bar No. 258499)

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Telephone: (213) 485-1234

Email: ted.dillman@lw.com

Dated: January 23, 2025 Houston, Texas	Proposed Counsel for the Debtors and Debtors in Possession

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: The Container Store Group, Inc. (5401); The Container Store, Inc. (6981); C Studio Manufacturing Inc. (4763); C Studio Manufacturing LLC (5770); and TCS Gift Card Services, LLC (7975). The Debtors’ mailing address is 500 Freeport Parkway, Coppell, Texas 75019.

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS AND RULES OF INTERPRETATION		1
A.	Defined Terms	1
B.	Rules of Interpretation	19
C.	Consent Rights	20
D.	Appendices and Plan Supplement	20
E.	Deemed Acts	20

Article II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY TAX CLAIMS, OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES		20
A.	Administrative Claims	21
B.	DIP Claims	22
C.	Priority Tax Claims	23
D.	Other Priority Claims	23
E.	United States Trustee Statutory Fees	23
F.	Restructuring Fees and Expenses	23
G.	Post-Effective Date Fees and Expenses	24

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		24
A.	Classification of Claims	24
B.	Treatment of Claims and Interests	25
C.	Acceptance or Rejection of this Plan	28
D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code	29
E.	Subordinated Claims	29
F.	Special Provision Governing Unimpaired Claims	29
G.	Vacant and Abstaining Classes	30
H.	Controversy Concerning Impairment	30
I.	Intercompany Interests and Intercompany Claims	30
J.	Disputed Claims Process	30

Article IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		31
A.	General Settlement of Claims and Interests	31
B.	Restructuring Transactions	31
C.	Corporate Existence	32
D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	32
E.	Cancellation of Existing Agreements and Existing Equity Interests	33
F.	Sources for Plan Distributions and Transfers of Funds Among Debtors	34
G.	Exit Facilities and Exit Facilities Documents	35
H.	Issuance of New Equity Interests and Deregistration	35
I.	Exemption from Registration Requirements	36
J.	New Organizational Documents	37
K.	Release of Liens and Claims	38
L.	Exemption from Certain Taxes and Fees	38
M.	Directors and Officers of the Reorganized Debtors	38
N.	Preservation of Causes of Action	39
O.	Corporate Action	40
P.	Prepetition Intercreditor Agreement	40
Q.	Effectuating Documents; Further Transactions	41
R.	Authority of the Debtors	41
S.	No Substantive Consolidation	41
T.	Continuing Effectiveness of Final Orders	41
U.	Modifications to Executory Contracts and Unexpired Leases	41

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		41
A.	Assumption of Executory Contracts and Unexpired Leases	41
B.	Payments on Assumed Executory Contracts and Unexpired Leases	43
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	43
D.	Contracts and Leases Entered into After the Petition Date	43
E.	Reservation of Rights	44
F.	Directors and Officers Insurance Policies	44
G.	Other Insurance Contracts	44
H.	Indemnification Provisions and Reimbursement Obligations	45
I.	Employee Compensation and Benefits	45

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		46
A.	Timing and Calculation of Amounts to Be Distributed	46
B.	Special Rules for Distributions to Holders of Disputed Claims	46
C.	Rights and Powers of Distribution Agent	46
D.	Delivery of Distributions	47
E.	Compliance with Tax Requirements; Allocations	48
F.	Applicability of Insurance Contracts	49
G.	Allocation of Distributions Between Principal and Interest	49
H.	No Postpetition Interest on Claims	49
I.	Means of Cash Payment	50
J.	Setoffs and Recoupment	50
K.	Claims Paid or Payable by Third Parties	50

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		51
A.	No Filings of Proofs of Claim	51
B.	Allowance and Disallowance of Claims	52
C.	Claims Administration Responsibilities	52
D.	Adjustment to Claims or Interests without Objection	53
E.	Distributions After Allowance	53

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		53
A.	Conditions Precedent to the Effective Date	53
B.	Waiver of Conditions	56
C.	Effect of Non-Occurrence of Conditions to the Effective Date	56
D.	Substantial Consummation	56

Article IX. DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS		56
A.	Discharge of Claims and Termination of Interests	56
B.	Releases by the Debtors	57
C.	Releases by Holders of Claims and Interests	58
D.	Exculpation	59
E.	Permanent Injunction	60
F.	SEC Reservation of Rights	61

Article X. RETENTION OF JURISDICTION		61

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		63
A.	Modification of Plan	63
B.	Effect of Confirmation on Modifications	64
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	64

2

Article XII. MISCELLANEOUS PROVISIONS		64
A.	Immediate Binding Effect	64
B.	Additional Documents	65
C.	Payment of United States Trustee Statutory Fees	65
D.	Reservation of Rights	65
E.	Successors and Assigns	65
F.	No Successor Liability	65
G.	Service of Documents	67
H.	Term of Injunctions or Stays	67
I.	Entire Agreement	67
J.	Governing Law	67
K.	Exhibits	67
L.	Nonseverability of Plan Provisions upon Confirmation	67
M.	Closing of Chapter 11 Cases	68
N.	Conflicts	68
O.	No Strict Construction	68
P.	Section 1125(e) Good Faith Compliance	68
Q.	2002 Notice Parties	68

3

PREPACKAGED JOINT PLAN OF REORGANIZATION OF THE CONTAINER STORE
GROUP, INC. AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE
BANKRUPTCY CODE

The Container Store Group, Inc. and each of the other debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in this Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests therein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of this Plan. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in the Transaction Support Agreement and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.
DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.                   “Ad Hoc Group” means that certain ad hoc group of Holders of Prepetition Term Loan Claims advised by the Ad Hoc Group Advisors, as may be reconstituted from time to time.

2.                   “Ad Hoc Group Advisors” means Paul Hastings LLP, AlixPartners, LLP, Greenhill & Co., LLC., and such other professional advisors as are retained by the Ad Hoc Group with the consent of the Debtors (not to be unreasonably withheld).

3.                   “Administrative Claim” means a Claim for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims, to the extent Allowed by the Bankruptcy Court; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) Cure Costs; and (e) Restructuring Fees and Expenses, in accordance with the Transaction Support Agreement or the DIP/Cash Collateral Orders, as applicable; provided, that the foregoing clauses (a) through (e) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code. For the purposes of treatment and distributions under the Plan, if the Transaction Support Agreement remains effective, the DIP Claims shall be subject to Article II(B).

4.                   “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

5.                   “Agents” means, collectively, the Prepetition Agents, the DIP Agents, and the Exit Facility Agents, in each case including any successors thereto.

6.                   “Allowed” means with respect to any Claim or Interest (or any portion thereof): (a) any Claim or Interest as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before any applicable period of limitation under applicable law or such other applicable period of limitation fixed by the Bankruptcy Court; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of the Bankruptcy Court or a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date, including, for the avoidance of doubt, the DIP/Cash Collateral Orders; or (c) any Claim or Interest expressly deemed Allowed by this Plan. Notwithstanding the foregoing: (x) any Claim or Interest that is expressly disallowed pursuant to this Plan shall not be Allowed unless otherwise ordered by the Bankruptcy Court; (y) unless otherwise specified in this Plan, the Allowed amount of Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable; and (z) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to this Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

7.                   “Assumed Employee Agreements” means all existing employment agreements between the Debtors and employees of the Debtors as of the Petition Date (other than awards of stock options, restricted stock, restricted stock units, and other equity awards, equity or equity-based incentive plans, employee stock purchase plans, and any other agreements or awards).

8.                   “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws, in each case whether or not litigation to prosecute such Claim(s) and Cause(s) of Action was commenced prior to the Effective Date.

9.                   “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

10.               “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Cases.

11.               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or any proceedings therein, and the general, local, and chambers rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

12.               “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

13.               “Cash” means the legal tender of the United States of America or the equivalent thereof.

14.               “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

15.               “Causes of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute demand, right, Lien, indemnity, contribution, interest, guaranty, suit, obligation, liability, lost, debt, fee or expense, damage, judgment, account, defense, offset, power, privilege, proceeding, franchise, remedy, and license of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, as applicable, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim, or recoupment; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, actual or constructive fraudulent transfer or fraudulent conveyance or voidable transaction or similar law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any Avoidance Actions relating to or arising from any state or foreign law pertaining to any Avoidance Action, including preferential transfer, actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) the right to object to or otherwise contest Claims or Interests; and (g) any “lender liability” or equitable subordination Claims or defenses.

16.               “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

17.               “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

18.               “Claims Register” means the official register of Claims and Interests maintained by the Notice and Claims Agent.

19.               “Class” means a category of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

20.               “Combined Hearing” means the hearing conducted by the Bankruptcy Court to consider the final approval of the Disclosure Statement and final Confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

21.               “Combined Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to sections 1125, 1126(b), and 1145 of the Bankruptcy Code and confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent with the terms and conditions of the Transaction Support Agreement and otherwise in form and substance acceptable to the Debtors and the Required Consenting Term Lenders.

22.               “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of equity interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

23.               “Confirmation” means the entry of the Combined Order or any Final Order Confirming the Plan entered by the Bankruptcy Court on the docket of the Chapter 11 Cases.

24.               “Confirmation Date” means the date on which Confirmation occurs.

25.               “Consenting Stakeholders” means, collectively, the Consenting Stockholders and Consenting Term Lenders.

26.               “Consenting Stockholders” means Holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to or managers of funds, accounts and/or subaccounts that beneficially hold, or trustees of trusts that beneficially hold, Existing Equity Interests that have executed and delivered counterpart signature pages to the Transaction Support Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Debtors and the Ad Hoc Group Advisors.

27.               “Consenting Term Lenders” means Holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to or managers of funds, accounts and/or subaccounts that beneficially hold, or trustees of trusts that beneficially hold, outstanding Prepetition Term Loan Claims that have executed and delivered counterpart signature pages to the Transaction Support Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Debtors and the Ad Hoc Group Advisors.

28.               “Cure Cost” means any and all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

29.               “D&O Insurance Policies” means, collectively, all insurance policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Insurance Policies), or similarly defined triggering acts, in their capacity as such.

30.               “Debtor Release” means the releases set forth in Article IX.B.

31.               “Debtors” has the meaning set forth in the preamble to this Plan.

32.               “Definitive Documents” means all of the definitive documents necessary to implement the Restructuring Transactions set forth in Section 3.01 of the Transaction Support Agreement, and, in each case, any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, and instruments (as applicable), including, but not limited to: (a) this Plan and all documentation necessary to consummate this Plan, including the Plan Supplement, the Disclosure Statement, the Solicitation Procedures Motion, the Solicitation Procedures Order, the Solicitation Materials, and the Combined Order (including any exhibits or supplements filed with respect to each of the foregoing); (b) the DIP Facilities Documents (including the DIP/Cash Collateral Motion and the DIP/Cash Collateral Orders); (c) the Exit Facilities Documents; (d) the New Organizational Documents; (e) the Restructuring Transaction Steps Memorandum; and (f) all other customary documents delivered in connection with transactions of this type (including any and all material documents, Bankruptcy Court or other judicial or regulatory orders, amendments, supplements, pleadings (including the First Day Pleadings and all orders sought pursuant thereto), motions, filings, exhibits, schedules, appendices, or modifications to any of the foregoing and any related notes, certificates, agreements, and instruments (as applicable) necessary to implement the Restructuring Transactions), which in each case shall be subject to the consent rights set forth in Section 3.02 of the Transaction Support Agreement.

33.               “DIP & Exit ABL Commitment Letter” means the debtor-in-possession revolving credit facility and exit revolving credit facility commitment letter attached as Exhibit 5 to the Transaction Term Sheet (including all annexes, exhibits, schedules and other attachments thereto).

34.               “DIP ABL Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Revolving Credit Agreement in respect of the DIP ABL Credit Facility, substantially in the form attached to the DIP & Exit ABL Commitment Letter, as amended, restated, amended and restated, modified or supplemented for time to time in accordance with the terms thereof.

35.               “DIP ABL Credit Facility” means the debtor-in-possession revolving credit facility provided by the DIP ABL Lenders.

36.               “DIP ABL Credit Facility Documents” means the DIP/Cash Collateral Orders, the DIP & Exit ABL Commitment Letter, and the DIP ABL Credit Agreement, together with all other related documents, instruments, and agreements in respect of the DIP Term Loan Facility, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

37.               “DIP ABL Lender” means Eclipse Business Capital LLC.

38.               “DIP ABL Loan Agent” means Eclipse Business Capital LLC as the administrative agent and collateral agent under the DIP ABL Credit Agreement.

39.               “DIP ABL Loan Agent Advisors” means Riemer & Braunstein LLP and Frost Brown Todd LLP and such other professional advisors as are retained by the DIP ABL Loan Agent with the consent of the Debtors (not to be unreasonably withheld).

40.               “DIP ABL Loan Claims” means any Claim on account of loans and any other obligations arising under or pursuant to the DIP ABL Credit Agreement.

41.               “DIP Agents” means, the DIP ABL Loan Agent and the DIP Term Loan Agent, collectively.

42.               “DIP Backstop Allocation Schedule” means the backstop allocation schedule in respect of the DIP Term Loan Facility attached as Exhibit 1 to the Transaction Term Sheet.

43.               “DIP Backstop Parties” means certain Consenting Term Lenders set forth on the DIP Backstop Allocation Schedule that have agreed to backstop and fund the full amount of the DIP Term Loan Facility.

44.               “DIP Budget” means the budget for use of the DIP Term Loans, as approved by the Required DIP Term Lenders.

45.               “DIP Claims” means (i) DIP ABL Loan Claims and (ii) DIP Term Loan Claims.

46.               “DIP Commitment Premium” means the Pro Rata Share of a commitment premium that each DIP Term Lender receives in exchange for the DIP Term Lenders’ commitments to fund the New Money DIP Term Loans, which shall equal two percent (2%) of New Money DIP Term Loans paid in kind in the form of New Money DIP Term Loans; provided, that any interest on additional DIP Term Loans payable as part of the DIP Commitment Premium shall be payable in kind. The DIP Commitment Premium shall be earned upon the entry of the Interim DIP/Cash Collateral Order, and thereafter constitute DIP Term Loan Claims.

47.               “DIP Credit Agreements” means (i) the DIP ABL Credit Agreement and (ii) the DIP Term Loan Credit Agreement.

48.               “DIP Equity Premium” means the pro rata share, based on such Holder’s ratable share of the First-Out DIP Term Loans (as defined in the DIP/Cash Collateral Orders), of an equity premium that each DIP Term Lender receives in exchange for the DIP Term Lenders’ agreement to fund the DIP Term Loan Facility and convert the full amounts of DIP Term Loans (including accrued and unpaid interest) outstanding as of the Effective Date into Exit Term Loans, which shall equal sixty-four percent (64%) of the New Equity Interests, subject to dilution by the Management Incentive Plan. The DIP Equity Premium shall be earned on the entry of the Final DIP/Cash Collateral Order and payable on the Effective Date and conversion of such DIP Term Loans to Exit Term Loans.

49.               “DIP Facilities” means (i) the DIP Term Loan Facility and (ii) the DIP ABL Credit Facility.

50.               “DIP Facilities Documents” means the DIP Term Loan Facility Documents and the DIP ABL Credit Facility Documents, including the Fronting Letter, DIP/Cash Collateral Motions, the DIP/Cash Collateral Orders, DIP Budget and the DIP Credit Agreements, together with all other related documents, instruments, and agreements delivered or entered into in respect of the DIP Facilities, including, without limitation, any payoff letter in respect of the Prepetition ABL Facility, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

51.               “DIP Intercreditor Agreement” has the meaning assigned in the DIP/Cash Collateral Orders.

52.               “DIP Put Option Premium” means the Pro Rata Share of a backstop premium that each of the DIP Backstop Parties is entitled to receive in exchange for its agreement to backstop the New Money DIP Term Loans, which shall equal five percent (5%) of the New Money DIP Term Loans paid in kind in the form of New Money DIP Term Loans. The DIP Put Option Premium shall be earned on the date of execution of the Transaction Support Agreement, but subject to the entry of the Interim DIP/Cash Collateral Order, and thereafter constitute DIP Term Loan Claims.

53.               “DIP Roll-Up Term Loan Claim” means any Claim arising under or related to the DIP Roll-Up Term Loans.

54.               “DIP Roll-Up Term Loans” means the refinanced, on a dollar-for-dollar basis, Prepetition Term Loans in an original aggregate principal amount of $75 million under the DIP Term Loan Credit Agreement.

55.               “DIP Term Lenders” means the lenders holding the DIP Term Loans.

56.               “DIP Term Loan Agent” means either Acquiom Agency Services LLC as co-administrative agent or Seaport Loan Products LLC, as co-administrative agent and Acquiom Agency Services LLC as collateral agent under the DIP Term Loan Credit Agreement, and any successors, assignees, or delegees thereof.

57.               “DIP Term Loan Agent Advisors” means Paul Hastings LLP and such other professional advisors as are retained by the DIP Term Loan Agent with the consent of the Debtors (not to be unreasonably withheld).

58.               “DIP Term Loan Claim” means any and all Claims on account of, arising from, arising under, or related to the DIP Term Loan Facility, the DIP Term Loan Credit Agreement, or the DIP/Cash Collateral Orders, including Claims for the aggregate outstanding principal amount of, plus unpaid interest on, the DIP Term Loans, and all fees (including the DIP Put Option Premium and the DIP Commitment Premium) and other expenses related thereto and arising and payable under the DIP Term Loan Facility, including the DIP Roll-Up Term Loan Claims and the New Money DIP Term Loan Claims.

59.               “DIP Term Loan Credit Agreement” means that certain Senior Secured Super-Priority Priming Term Loan Debtor-in-Possession Credit Agreement in respect of the DIP Term Loan Facility, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

60.               “DIP Term Loan Facility” means the senior secured debtor-in-possession credit facility provided by the DIP Term Lenders under the DIP Term Loan Credit Agreement.

61.               “DIP Term Loan Facility Documents” means the DIP/Cash Collateral Orders, the DIP Term Loan Credit Agreement, and DIP Intercreditor Agreement together with all other related documents, instruments, and agreements in respect of the DIP Term Loan Facility, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

62.               “DIP Term Loans” means the New Money DIP Term Loans and the DIP Roll-Up Term Loans.

63.               “DIP/Cash Collateral Motion” means the motion(s) seeking approval of the Debtors’ use of Cash Collateral and requesting approval to obtain the DIP Facilities on terms substantially the same as those set forth in the Transaction Support Agreement (including the term sheets attached thereto) and the DIP Facilities Documents.

64.               “DIP/Cash Collateral Orders” means, together, the Interim DIP/Cash Collateral Order and Final DIP/Cash Collateral Order.

65.               “Disclosure Statement” means the disclosure statement for this Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time in a manner acceptable to the Debtors and Required Consenting Term Lenders, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

66.               “Disputed” means, with respect to any Claim or Interest, except as otherwise provided herein, a Claim or Interest that is not yet Allowed, but has not yet been disallowed pursuant to this Plan, the Bankruptcy Code, or a Final Order by the Bankruptcy Court or other court of competent jurisdiction.

67.               “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

68.               “Distribution Record Date” means, other than with respect to publicly held securities, the date for determining which Holders of Claims are eligible to receive distributions under this Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date agreed to by the Debtors and the Required DIP Term Lenders, subject to Article VIII.

69.               “DTC” means the Depository Trust Company or any successor thereto.

70.               “Effective Date” means the date on which all conditions specified in Article VIII.A have been (a) satisfied or (b) waived pursuant to Article VIII.B. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter with the consent of the Debtors and the Required Consenting Term Lenders.

71.               “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

72.               “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

73.               “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended, or any regulations promulgated thereunder.

74.               “Exculpated Party” means each Debtor.

75.               “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

76.               “Existing Equity Interest” means any issued, unissued, authorized, or outstanding shares or common stock, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests (including under any employment or benefits agreement) at any time and all rights arising with respect thereto that existed immediately before the Effective Date. For the avoidance of doubt, Existing Equity Interests include any equity interests issued to Parent’s current or former employees and non-employee directors, various forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, cash awards, and other stock-based awards, in each case, whether vested or unvested.

77.               “Exit ABL Agent” means Eclipse Business Capital LLC, in its capacity as the agent under the senior secured asset-based revolving credit facility under the Exit ABL Credit Agreement.

78.               “Exit ABL Credit Agreement” means the credit agreement between Reorganized Parent or its subsidiaries or Affiliates, as applicable, and the lenders party thereto to effectuate the issuance of the Exit ABL Loans.

79.               “Exit ABL Loans” means loans under the senior secured asset based revolving credit facility under the Exit ABL Credit Agreement.

80.               “Exit Facilities” means the facilities under which the Exit ABL Loans and Exit Term Loans shall be issued.

81.               “Exit Facilities Documents” means the DIP & Exit ABL Commitment Letter, Exit Term Loan Documents, and Exit Intercreditor Agreement, together with all other related documents, instruments, and agreements in respect of the Exit Facilities, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

82.               “Exit Facility Agent Advisors” means Paul Hastings LLP and such other professional advisors as are retained by the Exit Facility Agents with the consent of the Debtors or Reorganized Debtors (not to be unreasonably withheld).

83.               “Exit Facility Agents” means the Exit ABL Agent and the Exit Term Loan Agent.

84.               “Exit Intercreditor Agreement” means the intercreditor agreement(s) to be effective as of the Effective Date relating to the Exit Facilities, which may be the Prepetition Intercreditor Agreement or be substantially similar to the Prepetition Intercreditor Agreement.

85.               “Exit Term Lenders” means the lenders holding the Exit Term Loans.

86.               “Exit Term Loan Agent” means Acquiom Agency Services LLC, in its capacity as administrative agent and collateral agent under the Exit Term Loan Credit Agreement and any replacement or successor agent thereto.

87.               “Exit Term Loan Credit Agreement” means the credit agreement between Reorganized Parent or its subsidiaries or Affiliates, as applicable, and the lenders party thereto to effectuate the issuance of the Exit Term Loans.

88.               “Exit Term Loan Documents” means the Exit Term Loan Credit Agreement and together with all other related documents, instruments, and agreements in respect of the Exit Term Loans, in each case, as amended, restated, modified, or supplemented from time to time.

89.               “Exit Term Loans” means First-Out Exit Term Loans and Second-Out Exit Term Loans.

90.               “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

91.               “Final DIP/Cash Collateral Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on a final basis: (a) approving the DIP Facilities, the DIP Facilities Documents, and the DIP/Cash Collateral Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

92.               “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

93.               “First Day Pleadings” means any petition, motion, application, or proposed order filed at the commencement of the Chapter 11 Cases that the Debtors determine are necessary or desirable to file with the Bankruptcy Court.

94.               “First-Out Exit Term Loans” means term loans under the Exit Term Loan Credit Agreement comprising converted New Money DIP Term Loans (inclusive of DIP Term Loans paid as part of the DIP Put Option Premium and the DIP Commitment Premium).

95.               “Fronting Letter” means the fronting letter with the fronting bank regarding the seasoning or syndication process.

96.               “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Fees and Expenses (in accordance with the Transaction Support Agreement or the DIP/Cash Collateral Orders, as applicable), a DIP Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

97.               “General Unsecured Claim” means any Unsecured Claim including (a) Claims arising from the rejection of Unexpired Leases or Executory Contracts (if any) and (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith.

98.               “Governance Term Sheet” means the term sheet setting forth the preliminary material terms in respect of the corporate governance of Reorganized Parent to be included in the Plan Supplement, including all exhibits and schedules thereto, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Transaction Support Agreement.

99.               “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

100.           “Holder” means an Entity holding a Claim or Interest, as applicable.

101.           “Impaired” means, with respect to any Claim or Interest, a Claim or Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

102.           “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, and other professionals of the Debtors, and each of the foregoing solely in their capacity as such.

103.           “Insurance Contracts” means (a) any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior Affiliates, subsidiaries, or parents or otherwise, or to any of their predecessors, successors, or assigns; (b) any and all agreements, documents, surety bonds, or other instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all D&O Insurance Policies, and any and all Workers’ Compensation Contracts; and (c) any and all collateral documents and security agreements securing the Debtor’s obligations under the insurance policies, including, without limitation, escrow accounts, deposit accounts, Cash Collateral, and letters of credit. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior Affiliates, subsidiaries, and parents or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder.

104.           “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third-party administrator) and any respective predecessors and/or Affiliates thereof.

105.           “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

106.           “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

107.           “Interests” means any equity security within the meaning of section 101(16) of the Bankruptcy Code, including, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests in any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests in any Debtor or its Affiliates and subsidiaries (in each case whether or not arising under or in connection with any employment agreement).

108.           “Interim DIP/Cash Collateral Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on an interim basis: (a) approving the DIP Facilities, the DIP Facilities Documents, and the DIP/Cash Collateral Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

109.           “Joinder” means a joinder to the Transaction Support Agreement, substantially in the form attached as Exhibits C or D thereto, providing, among other things, that such Person signatory thereto is bound by the terms of the Transaction Support Agreement to the extent provided therein.

110.           “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

111.           “Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas.

112.           “Management Incentive Plan” means, the management incentive plan to be adopted by the Reorganized Board on or around the Effective Date, which shall provide for the issuance of up to 10% of the New Equity Interests to management, key employees, and/or directors of the Reorganized Debtors of the fully diluted New Equity Interests.

113.           “New Equity Interests” means the outstanding equity interests in Reorganized Parent to be authorized, issued, or reserved on the Effective Date, which interests may be membership interests of a limited liability company or common equity interests of a corporation.

114.           “New Money DIP Term Loan Claim” means any Claim arising under or related to the New Money DIP Term Loans.

115.           “New Money DIP Term Loans” means new money loans in an original aggregate principal amount of $40 million (plus all fees payable in kind) provided by the DIP Term Lenders under the DIP Term Loan Credit Agreement.

116.           “New Organizational Documents” means the new Organizational Documents of Reorganized Parent and its direct or indirect subsidiaries, after giving effect to the Restructuring Transactions, as applicable, including any shareholders agreement, limited liability company agreement, or similar document.

117.           “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

118.           “Notice and Claims Agent” means Kurtzman Carson Consultants, LLC dba Verita Global, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

119.           “Organizational Documents” means, with respect to any Person other than a natural person, the organizational and governance documents for each such Person, including, without limitation, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, operating agreements, limited liability company agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

120.           “Other Priority Claim” means any Allowed Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

121.           “Other Secured Claim” means any Allowed Secured Claim other than the DIP ABL Loan Claims, DIP Term Loan Claims, Prepetition ABL Claims and Prepetition Term Loan Claims.

122.           “Parent” means The Container Store Group, Inc., a Delaware corporation with a mailing address of 500 Freeport Parkway, Coppell, TX 75019.

123.           “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

124.           “Petition Date” means the date on which the Debtors file their voluntary chapter 11 petitions, which is expected to occur on or about December 22, 2024.

125.           “Plan” means this prepackaged joint plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Transaction Support Agreement, the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

126.           “Plan Supplement” means one or more supplemental appendices to this Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to this Plan, in each case subject to the provisions of the Transaction Support Agreement, the Transaction Term Sheet, or the DIP & Exit ABL Commitment Letter, as applicable, and as may be amended, modified, or supplemented from time to time on or before the Effective Date, including the following documents: (a) the New Organizational Documents, (b) the Exit Facilities Documents, (c) to the extent known and determined, a document disclosing the identity of the members of the Reorganized Board, (d) the Rejected Executory Contract/Unexpired Lease List, (e) a schedule of retained Causes of Action, (f) the Governance Term Sheet; (g) the Restructuring Transaction Steps Memorandum; and (h) such other documents as may be specified in this Plan.

127.           “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least five (5) Business Days before the deadline to File objections to Confirmation.

128.           “Prepetition ABL Claims” means any and all Claims arising under, derived from, or based upon the Prepetition ABL Facility including, without limitation, all Obligations (as defined in the Prepetition ABL Credit Agreement).

129.           “Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1, dated as of April 8, 2013, that certain Amendment No. 2, dated as of October 8, 2015, that certain Amendment No. 3, dated as of May 20, 2016, that certain Amendment No. 4, dated as of August 18, 2017, that certain Amendment No. 5, dated as of November 25, 2020, and that certain Amendment No. 6, dated as of May 22, 2023 (as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof).

130.           “Prepetition ABL Facility” means the senior secured asset based revolving credit facility under the Prepetition ABL Credit Agreement.

131.           “Prepetition ABL Facility Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Prepetition ABL Facility, and any replacement or successor agent thereto.

132.           “Prepetition ABL Facility Agent Advisors” means Simpson Thacher & Bartlett LLP, as legal counsel, Berkeley Research Group, LLC, as financial advisor, and such other professional advisors as are retained by the Prepetition ABL Facility Agent or the Exit ABL Agent with the consent of the Debtors (not to be unreasonably withheld).

133.           “Prepetition ABL Facility Documents” means the Prepetition ABL Credit Agreement together with all other related documents, instruments, and agreements in respect of the Prepetition ABL Facility, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

134.           “Prepetition ABL Lenders” means Holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, the outstanding Prepetition ABL Claims.

135.           “Prepetition ABL Loans” means the loans under the Prepetition ABL Facility, consisting of all Claims and obligations arising under or related to the $100 million Prepetition ABL Facility, including (i) an aggregate principal amount of approximately $80 million of borrowings outstanding thereunder and (ii) approximately $20 million of undrawn revolving commitments (including $7.533 million in issued and outstanding letters of credit) plus, in each case, any accrued but unpaid fees and interest in respect thereof.

136.           “Prepetition Agents” means the Prepetition ABL Facility Agent and the Prepetition Term Loan Agent.

137.           “Prepetition Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1, dated as of April 8, 2013, relating to the Prepetition Term Loans, the Prepetition ABL Facility, as amended, restated, modified, or supplemented from time to time.

138.           “Prepetition Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Prepetition Term Loan Credit Agreement and any replacement or successor agent thereto.

139.           “Prepetition Term Loan Agent Advisors” means Simpson Thacher & Bartlett LLP and such other professional advisors as are retained by the Prepetition Term Loan Agent with the consent of the Debtors (not to be unreasonably withheld).

140.           “Prepetition Term Loan Claims” means Claims arising under or related to the Prepetition Term Loan Credit Agreement.

141.           “Prepetition Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1 dated as of April 8, 2013, that certain Amendment No. 2 dated as of November 27, 2013, that certain Amendment No. 3 dated as of May 20, 2016, that certain Amendment No. 4 dated as of August 18, 2017, that certain Amendment No. 5 dated as of September 14, 2018, that certain Amendment No. 6 dated as of October 8, 2018, that certain Amendment No. 7 dated as of November 25, 2020, that certain Amendment No. 8 dated as of June 14, 2023, and that certain Amendment No. 9 dated as of October 8, 2024, as may be amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

142.           “Prepetition Term Loan Documents” means the Prepetition Term Loan Credit Agreement together with all other related documents, instruments, and agreements in respect of the Prepetition Term Loans, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

143.           “Prepetition Term Loans” means the senior secured first-lien term loans issued pursuant to the Prepetition Term Loan Credit Agreement.

144.           “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

145.           “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class.

146.           “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (subject to any applicable agreements by such Retained Professional with respect thereto).

147.           “Professional Fee Escrow Account” means a segregated interest-bearing account funded by the Debtors with Cash no later than two (2) Business Days before the anticipated Effective Date in an amount equal to the Professional Fee Escrow Amount.

148.           “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or shall incur in rendering services in connection with the Chapter 11 Cases before and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2.

149.           “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

150.           “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

151.           “Rejected Executory Contract/Unexpired Lease List” means the list of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that shall be rejected pursuant to this Plan, which shall be filed with the Plan Supplement.

152.           “Rejection Damages Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease for which the Holder is required to file a Proof of Claim pursuant to Article V of this Plan.

153.           “Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, Representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

154.           “Release Opt-Out Form” means the form to be provided to certain Holders of Claims through which such Holders may elect to affirmatively opt out of the Third-Party Release.

155.           “Released Party” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors and officers; (e) each Consenting Stakeholder; (f) each Prepetition Agent; (g) each DIP Agent; (h) each DIP Term Lender; (i) the DIP ABL Lender; (j) each Exit Facility Agent; (k) each lender under the Exit Facilities; (l) each Releasing Party; and (m) each Related Party of each Entity in clauses (a) through (l); provided, that, in each case, an Entity shall not be a Released Party if it (a) elects to opt out of the Third-Party Release as provided on its respective Release Opt-Out Form, (b) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release that is not withdrawn or resolved before Confirmation or (c) provides to the Debtors by electronic mail an informal objection and such objection is not withdrawn or resolved before Confirmation; provided, further, that, for the avoidance of doubt, any opt-out election made by a Consenting Stakeholder shall be void ab initio.

156.           “Releases” means, collectively, the Debtor Release and the Third-Party Release as set forth in Article IX.

157.           “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Non-Debtor Affiliate; (b) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors and officers; (c) each Consenting Stakeholder; (d) each Prepetition Agents; (e) each DIP Agent; (f) each DIP Term Lender; (g) the DIP ABL Lender; (h) each Exit Facility Agent; (i) each lender under the Exit Facilities; (j) each Holder of a Claim or Interest in a Class (other than Holders of Rejection Damages Claims) that does not affirmatively elect to opt out of the Releases contained in this Plan or that does not (A) timely file with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release that is not withdrawn or resolved before Confirmation or (B) provide to the Debtors by electronic mail an informal objection and such objection is not withdrawn or resolved before Confirmation; and (k) each Related Party of each Entity in clauses (a) through (j), solely to the extent such Related Party (I) would be obligated to grant a release under principles of agency if it were so directed by the Entity in the foregoing clauses (a) through (j) to whom they are related or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through clause (j); provided, that, for the avoidance of doubt, any opt-out election made by a Consenting Stakeholder shall be void ab initio.

158.           “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Parent appointed in accordance with the terms of the New Organizational Documents.

159.           “Reorganized Debtors” means, on or after the Effective Date, the Debtors, as reorganized pursuant to and under this Plan, or any successor thereto, after giving effect to the transactions implementing this Plan.

160.           “Reorganized Parent” means, on or after the Effective Date, The Container Store Group, Inc. or any other Entity designated as such that will, directly or indirectly, own 100% of the New Equity Interests in, or substantially all of the assets of, The Container Store Group, Inc. upon consummation of the Restructuring Transactions, as mutually agreed by the Debtors and the Required Consenting Lenders.

161.           “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals, and other representatives, in each case, solely in their capacities as such.

162.           “Required Consenting Lenders” means the Required Consenting Term Lenders and the Required DIP Term Lenders.

163.           “Required Consenting Term Lenders” means, as of any time, Consenting Term Lenders that are members of the Ad Hoc Group holding at least 66 2/3% of the Prepetition Term Loan Claims that are held by Consenting Term Lenders that are members of the Ad Hoc Group at such time.

164.           “Required DIP Term Lenders” means, as of any time, DIP Term Lenders holding at least fifty and one hundredth percent (50.01%) of the aggregate outstanding principal amount and commitments of the DIP Term Loan Facility at such time.

165.           “Restructuring Fees and Expenses” means all reasonable and documented fees and expenses of the (a) Agents; (b) Prepetition Term Loan Agent Advisors; (c) DIP Term Loan Agent Advisors; (d) Exit Facility Agent Advisors; and (e) Ad Hoc Group Advisors in each case, payable in accordance with the terms hereof, the applicable engagement and/or fee letters with the Debtors, the Transaction Support Agreement, the DIP Facilities Documents, the Prepetition Term Loan Documents, the DIP & Exit ABL Commitment Letter, and the Interim DIP/Cash Collateral Order, as applicable, and subject to any order of the Bankruptcy Court and any other applicable agreements by such party with respect thereto.

166.           “Restructuring Transaction Steps Memorandum” means the document setting forth the sequence of certain Restructuring Transactions.

167.           “Restructuring Transactions” means the transactions described in Article IV.B.

168.           “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered before the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

169.           “SEC” means the United States Securities and Exchange Commission.

170.           “Second-Out Exit Term Loans” means term loans under the Exit Term Loan Credit Agreement comprising converted DIP Roll-Up Term Loans.

171.           “Secured Claim” means a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to this Plan or order of the Bankruptcy Court as a Secured Claim.

172.           “Securities” means any instruments that qualify as a “security” under Section 2(a)(1) of the Securities Act.

173.           “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

174.           “Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on this Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

175.           “Solicitation Procedures Motion” means the Emergency Motion of Debtors for Entry of Order (I) Scheduling Combined Hearing to Consider (A) Final Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Form of Ballot, and (C) Confirmation of Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (V) Conditionally Waiving Requirement of Filing Schedules of Assets and Liabilities, Statements of Financial Affairs, and 2015.3 Reports; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; (VII) Conditionally Approving the Disclosure Statement and (VIII) Granting Related Relief to be filed on the Petition Date.

176.           “Solicitation Procedures Order” means an order of the Bankruptcy Court granting the relief requested in the Solicitation Procedures Motion.

177.           “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b), or section 510(c) of the Bankruptcy Code, including any Claim for reimbursement, indemnification, or contribution (except indemnification or reimbursement Claims assumed hereunder). For the avoidance of doubt, Subordinated Claim includes any Claim arising out of or related to any agreement for the purchase or sale of securities of the Debtors or any of its Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of securities of the Debtors or any of its Affiliates.

178.           “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article IX.C.

179.           “Transaction Support Agreement” means that certain Transaction Support Agreement entered into on December 21, 2024, among the Debtors, Consenting Stockholders and the Consenting Term Lenders and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified, or supplemented in accordance with its terms).

180.           “Transaction Term Sheet” means the term sheet attached as Exhibit B to the Transaction Support Agreement, together with the exhibits and appendices annexed thereto.

181.           “Transfer Agreement” means the transfer agreement, substantially in the form attached as Exhibit D to the Transaction Support Agreement, providing, among other things, that a transferee is bound by the terms of the Transaction Support Agreement.

182.           “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

183.           “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

184.           “United States” means the United States of America, its agencies, departments, or agents.

185.           “United States Trustee” means the Office of the United States Trustee for the Southern District of Texas.

186.           “United States Trustee Statutory Fees” means all fees due under 28 U.S.C § 1930(a)(6).

187.           “Unsecured Claim” means a Claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

188.           “Voting Class” means Class 3 (Prepetition Term Loan Claims).

189.           “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.	Rules of Interpretation

1.                   For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) any reference to directors or board of directors includes managers, managing members or any similar governing body, as the context requires, and references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; (k) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (l) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (m) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (n) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (o) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (p) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (q) references to docket numbers are references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; and (r) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2.                   Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise specified herein, any references to the “Effective Date” shall mean the Effective Date or as soon as reasonably practicable thereafter.

3.                   All references in this Plan to monetary figures refer to currency of the United States, unless otherwise expressly provided.

4.                   Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the “Debtors” or to the “Reorganized Debtors” mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Consent Rights

Notwithstanding anything to the contrary in this Plan, the Combined Order, or the Disclosure Statement, any and all consent, consultation, and approval rights set forth in the Transaction Support Agreement and the DIP & Exit ABL Commitment Letter, including rights and limitations with respect to the form and substance of any Definitive Document (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein. In case of a conflict with respect to consent, consultation, or approval rights between the Transaction Support Agreement or a Plan Document, on the one hand, and the Plan, on the other hand, the former shall control and govern.

D.	Appendices and Plan Supplement

The Plan Supplement and appendices to this Plan are incorporated into this Plan by reference and are a part of this Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Combined Order.

E.	Deemed Acts

Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Combined Order without any further act by any party.

Article II.
ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY TAX CLAIMS,
OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. To the extent applicable, a Claim or Interest is placed in a particular Class for all purposes, including voting, Confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions (if any) under this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

A.	Administrative Claims

1.	General Administrative Claims

Subject to the terms of the Transaction Support Agreement, the Combined Order, and the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim shall receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or before the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ businesses during the Chapter 11 Cases shall be paid by such applicable Debtor or Reorganized Debtor in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice without further notice to or order of the Bankruptcy Court. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted General Administrative Claim.

2.	Professional Fee Claims

a.	Professional Fee Applications

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred before the Effective Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. Subject to any applicable agreements by the Retained Professionals with respect to Professional Fee Claims, the Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided, that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

b.	Professional Fee Escrow Account

No later than the anticipated Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

c.	Professional Fee Escrow Amount

No later than five (5) days before the anticipated Effective Date, each Retained Professional shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, the terms of this Article II.A.2.c shall not apply to the parties entitled to receive the Restructuring Fees and Expenses, which are authorized to be paid in accordance with the Combined Order, this Plan, engagement and/or fee letters with the Debtors, the Transaction Support Agreement, the DIP Facilities Documents, and the DIP & Exit ABL Commitment Letter (as applicable).

B.	DIP Claims

Except to the extent that a Holder of an Allowed DIP Term Loan Claim and the Debtors have agreed in writing to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each DIP Term Loan Claim, each Holder of a DIP Term Loan Claim shall receive, on the Effective Date and on account of such DIP Term Loan Claim, its: (a) pro rata share, based on such Holder’s ratable share of the First-Out DIP Term Loans (as defined in the DIP/Cash Collateral Orders), of 64% of the New Equity Interests on account of the DIP Equity Premium (subject to dilution on account of the Management Incentive Plan), and (b) Pro Rata Share of the Exit Term Loans. All Holders of DIP Term Loan Claims have consented to their treatment under this Plan pursuant to the terms of the Transaction Support Agreement and the applicable DIP Facilities Documents.

Except to the extent that a Holder of an Allowed DIP ABL Loan Claim and the Debtors have agreed in writing to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each DIP ABL Loan Claim, each Holder of a DIP ABL Loan Claim (a) shall receive on the Effective Date and on account of such DIP ABL Loan Claim, its Pro Rata Share of the Exit ABL Loans or (b) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for such DIP ABL Loan Claims, payment in full in Cash as part of a refinancing in full on terms acceptable to the Company Parties and the Required Consenting Term Lenders. All Holders of DIP ABL Loan Claims have consented to their treatment under this Plan pursuant to the terms of the Transaction Support Agreement and the applicable DIP Facilities Documents.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted (i) agree to a less favorable treatment, or (ii) has already been paid during the Chapter 11 Cases on account of such Priority Tax Claim, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

D.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim; (2) Reinstatement or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (3) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Other Priority Claim.

E.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all United States Trustee Statutory Fees, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

F.	Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the Transaction Support Agreement or the DIP/Cash Collateral Orders, as applicable (unless otherwise provided in any other order of the Bankruptcy Court), without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court or United States Trustee review or approval (unless otherwise provided in any other order of the Bankruptcy Court), or without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated before and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred before and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors, as applicable, shall continue to pay, when due and payable in the ordinary course, pre-Effective Date Restructuring Fees and Expenses related to this Plan and the implementation, consummation, and defense of this Plan and the Restructuring Transactions, incurred before the Effective Date, in accordance with any engagement and/or fee letters with the Debtors, the Transaction Support Agreement, the DIP Facilities Documents, and the DIP & Exit ABL Commitment Letter (as applicable).

G.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors may, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to the implementation and consummation of the Plan incurred by the Reorganized Debtors following the Effective Date that are agreed to be paid by the Reorganized Debtors. Without in any way limiting the foregoing, the Reorganized Debtors will pay in Cash all reasonable and documented fees and expenses of the Ad Hoc Group Advisors in accordance with the terms of the Transaction Support Agreement. Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

This Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class shall exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor shall be treated in accordance with Article III.G. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, DIP Claims, Priority Tax Claims, and Other Priority Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled before the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	Prepetition ABL Claims	Unimpaired	Presumed to Accept
3	Prepetition Term Loan Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
7	Intercompany Interests	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
8	Existing Equity Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.             Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor (with the consent of the Required Consenting Term Lenders), shall, on the Effective Date, (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired.

c.	Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan. Holders of Other Secured Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

2.             Class 2 — Prepetition ABL Claims

a.	Classification: Class 2 consists of all Prepetition ABL Claims.

b.	Allowance: any “Obligations” (as defined in the Prepetition ABL Credit Agreement) outstanding as of the Effective Date shall be Allowed pursuant to the terms of the Prepetition ABL Credit Agreement.

c.	Treatment: Upon the ABL Refinancing (as defined in the Interim DIP/Cash Collateral Order), each Holder of an Allowed Prepetition ABL Claim shall have received, in full and final satisfaction, settlement, release and discharge of, and in exchange for such Allowed Prepetition ABL Claim, payment in full in Cash (including the replacement or Cash collateralization of all issued and undrawn letters of credit in accordance with and in the amounts specified under the Prepetition ABL Credit Agreement). To the extent any “Obligations” (as defined in the Prepetition ABL Credit Agreement) are outstanding on the Effective Date, the Claims on account of such “Obligations” shall receive treatment as necessary to render such Claims Unimpaired, including repayment in Cash of any such Claims required to be satisfied in Cash pursuant to the terms of the Prepetition ABL Credit Agreement.

d.	Voting: Class 2 is Unimpaired, and Holders of Prepetition ABL Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Prepetition ABL Claims are not entitled to vote to accept or reject this Plan. Holders of Prepetition ABL Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

3.             Class 3 — Prepetition Term Loan Claims

a.	Classification: Class 3 consists of all Prepetition Term Loan Claims.

b.	Allowance: Prepetition Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $163,125,321.74 plus any accrued and unpaid interest as of the Petition Date, less the amount of Prepetition Term Loan Claims converted into DIP Roll-Up Term Loan Claims.

c.	Treatment: Except to the extent that a Holder of a Prepetition Term Loan Claim agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Prepetition Term Loan Claim, its Pro Rata Share of 100% of the New Equity Interests, subject to dilution by the Management Incentive Plan and the DIP Equity Premium.

d.	Voting: Class 3 is Impaired, and Holders of Prepetition Term Loan Claims are entitled to vote to accept or reject this Plan.

4.             Class 4 — General Unsecured Claims

a.	Classification: Class 4 consists of all General Unsecured Claims.

b.	Treatment: Subject to Article V.C and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in Cash in accordance with applicable law and the terms and conditions of the particular transaction giving rise to, or the agreement that governs, such Allowed General Unsecured Claim on the later of (i) the date due in the ordinary course of business or (ii) the Effective Date; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

c.	Voting: Class 4 is Unimpaired, and Holders of General Unsecured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject this Plan. Holders of General Unsecured Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

5.             Class 5 — Subordinated Claims

a.	Classification: Class 5 consists of all Subordinated Claims.

b.	Treatment: On the Effective Date, each Subordinated Claim shall be cancelled, released and extinguished, and each Holder of a Subordinated Claim shall not receive or retain any distribution, property, or other value on account of its Subordinated Claim.

c.	Voting: Class 5 is Impaired and not receiving any distribution under this Plan, and Holders of Subordinated Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Subordinated Claims are not entitled to vote to accept or reject this Plan.

6.             Class 6 — Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: No property shall be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under this Plan, on the Effective Date, at the option of the applicable Debtor with the consent of the Required Consenting Lenders, Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released. For the avoidance of doubt, all Intercompany Claims between Debtors and Non-Debtor Affiliates shall ride through and continue in full force and effect unless otherwise agreed by the applicable Debtor and Non-Debtor Affiliate.

c.	Voting: Class 6 is either (i) Unimpaired, in which case Holders of Allowed Intercompany Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under this Plan, in which case Holders of Allowed Intercompany Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject this Plan.

7.             Class 7 — Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: No property shall be distributed to the Holders of Allowed Intercompany Interests. Unless otherwise provided for under this Plan, on the Effective Date, at the option of the applicable Debtor with the consent of the Required Consenting Lenders, Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 7 is either (i) Unimpaired, in which case Holders of Allowed Intercompany Interests are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under this Plan, in which case Holders of Allowed Intercompany Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan.

8.             Class 8 — Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.	Treatment: Holders of Existing Equity Interests are not entitled to receive a recovery or distribution on account of such Existing Equity Interests. On the Effective Date, Existing Equity Interests shall be canceled, released, discharged, and extinguished, and shall be of no further force or effect.

c.	Voting: Class 8 is Impaired and not receiving any distribution under this Plan, and Holders of Existing Equity Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject this Plan.

C.	Acceptance or Rejection of this Plan

1.                   Presumed Acceptance of this Plan

Claims in Classes 1, 2 and 4 are Unimpaired under this Plan and their Holders are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 1, 2 and 4 are not entitled to vote on this Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims shall receive a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

2.                   Voting Classes

Claims in Class 3 are Impaired under this Plan and the Holders of Allowed Claims in such Class are entitled to vote to accept or reject this Plan, including by acting through a voting Representative. For purposes of determining acceptance and rejection of this Plan, votes shall be tabulated on a Debtor-by-Debtor basis.

Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Class 3 (or, if applicable, the voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, each Claim in any Class entitled to vote to accept or reject this Plan that is not Allowed pursuant to this Plan, and in each case, is wholly contingent, unliquidated, or Disputed, in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of allowance or distribution.

3.                   Deemed Rejection of this Plan

Claims and Interests in Class 5 and 8 are Impaired and will receive no distribution under this Plan and are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 8 are not entitled to vote on this Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims and Interests shall receive a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

4.                   Presumed Acceptance of this Plan or Deemed Rejection of this Plan

Claims and Interests in Classes 6 and 7 are either (a) Unimpaired and, therefore, conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under this Plan and, therefore, deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 6 and 7 are not entitled to vote on this Plan and votes of such Holders shall not be solicited.

D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class of Claims entitled to vote (i.e., Class 3). The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify this Plan in accordance with Article XI to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under this Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 509 or 510 of the Bankruptcy Code, or otherwise; provided, that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto. The Debtors or Reorganized Debtors, as applicable, reserve the right to seek a ruling from the Bankruptcy Court determining whether any Claim should be subordinated pursuant to section 510(b) of the Bankruptcy Code and treated under the Plan as a Class 5 Subordinated Claim.

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept this Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claim or Interest (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date, absent consensual resolution of such controversy consistent with the Transaction Support Agreement among the Debtors and the complaining Entity or Entities.

I.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under this Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliates’) corporate structure, for the ultimate benefit of the Holders of New Equity Interests, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain distributions to the Holders of Allowed Claims.

J.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan, Holders of Claims (other than Holders of Rejection Damages Claims) need not File Proofs of Claim. The Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases (other than Rejection Damages Claims) shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors (other than Rejection Damages Claims), regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan in the Bankruptcy Court. Any disputes regarding the Allowance of a Rejection Damages Claim shall be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for Allowance) to be an Allowed Claim under this Plan. Notwithstanding the foregoing, Entities that are counterparties to a rejected Executory Contract or Unexpired Lease must file a Rejection Damages Claim as set forth in the Plan.

Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under this Plan, on the Effective Date, the provisions of this Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies resolved pursuant to this Plan and this Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests, and are fair, equitable, and reasonable. Subject to Article VI, distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person. Notwithstanding the foregoing or similar provisions of this Plan with respect to settlements, such settlements are approved as among the parties to such settlement or similar agreements thereto, and the treatment of all Claims and Interests is approved pursuant to Confirmation by satisfying the requirement of section 1129 of the Bankruptcy Code.

B.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Transaction Support Agreement, the Transaction Term Sheet, and Definitive Documents and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan before, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses and to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan, the Transaction Support Agreement, the Transaction Term Sheet, and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan, the Transaction Support Agreement, the Transaction Term Sheet, and the other Definitive Documents and having such other terms to which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of the New Organizational Documents and the Exit Facilities Documents; (4) the filing of appropriate certificates or articles of conversion, formation, incorporation, merger, consolidation, or dissolution with the appropriate governmental authorities pursuant to applicable state law; and (5) all other actions that the Debtors, the Reorganized Debtors and/or the applicable Entities reasonably determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan, the Transaction Support Agreement, the Transaction Term Sheet, and the other Definitive Documents and any consents or approvals required thereunder.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions (including any other transaction described in, approved by, contemplated by, or necessary to effectuate this Plan).

C.	Corporate Existence

Except as otherwise provided in this Plan, or as otherwise may be agreed between the Debtors and the Required Consenting Lenders, each Debtor, as a Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by this Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law), without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.

On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, without the need for approval of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, take such action as permitted by applicable law, and such Reorganized Debtor’s Organizational Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (a) a Reorganized Debtor to be merged into another Reorganized Debtor or an Affiliate of a Reorganized Debtor; (b) a Reorganized Debtor to be dissolved; (c) the conversion of a Reorganized Debtor from one entity type to another entity type; (d) the legal name of a Reorganized Debtor to be changed; (e) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter; or (f) the reincorporation of a Reorganized Debtor under the law of jurisdictions other than the law under which the applicable Debtor currently is incorporated.

D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan or any agreement, instrument, or other document incorporated herein pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c), and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, other encumbrances or interests, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Facilities Documents. On and after the Effective Date, the Reorganized Debtors may (1) operate their respective businesses, (2) use, acquire, and dispose of their respective property, and (3) prosecute, compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code. Anything in this Plan to the contrary notwithstanding, the Unimpaired Claims against a Debtor shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise.

E.	Cancellation of Existing Agreements and Existing Equity Interests.

On the Effective Date, except with respect to the Exit Facilities Documents, or to the extent otherwise provided in this Plan, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, calls, puts, awards, commitments, registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights, investor rights, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of or ownership interest in the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged and the obligations of the Debtors pursuant, relating, or pertaining to any agreements, notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, calls, puts, awards, commitments, registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights, investor rights, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of or ownership interest in the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to this Plan, if any) shall be released and discharged; provided, that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in this Plan or the Combined Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (1) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under this Plan as provided herein; (2) allowing and preserving the rights of the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to make distributions as specified under this Plan on account of Allowed Claims, as applicable, including allowing the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to submit invoices for any amount and enforce any obligation owed to them under this Plan to the extent authorized or allowed by the applicable documents; (3) permitting the Reorganized Debtors and any other Distribution Agent, as applicable, to make distributions on account of applicable Claims and Interests, as applicable; (4) preserving the Prepetition Agents’, DIP Agents’, and Exit Facility Agents’, as applicable, rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims, as applicable, including permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to maintain, enforce, and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreements, as applicable, as in effect on or immediately before the Effective Date, (5) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, Reorganized Debtors, and Non-Debtor Affiliates), and any exculpations of the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable; provided, that the Prepetition Agents, DIP Agents, and Exit Facility Agents, shall remain entitled to indemnification or contribution from the Holders of Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims, each pursuant and subject to the terms of the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreements, as applicable, as in effect on the Effective Date, (6) permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to enforce any obligation (if any) owed to them under this Plan, (7) permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (8) permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents, to perform any functions that are necessary to effectuate the foregoing; provided, however, that nothing in this Article IV shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or this Plan, or (except as set forth in (5) above) the releases of the Released Parties pursuant to Article IX, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in this Plan. For the avoidance of doubt, nothing in this Article IV shall cause the Reorganized Debtors’ obligations under the Exit Facilities Documents to be deemed satisfied in full, released, or discharged; provided, that notwithstanding this sentence, the Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims shall be deemed satisfied in full, released, and discharged on the Effective Date. In furtherance of the foregoing, as of the Effective Date, Holders of Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims shall be deemed to have released any such Claims against the Reorganized Debtors under the Prepetition ABL Facility Documents, Prepetition Term Loan Documents, and DIP Facilities Documents and are enjoined from pursuing any such claims against any of the Reorganized Debtors in respect of such Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims.

On the Effective Date, the Prepetition Agents, the DIP Agents, and each of their respective directors, officers, employees, agents, Affiliates, controlling persons, and legal and financial advisors shall be automatically and fully released and discharged from any further responsibility under the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreements, as applicable. The Prepetition Agents, DIP Agents, and each of their respective directors, officers, employees, agents, Affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in this Plan and the Combined Order, and after the performance by the Prepetition Agents, DIP Agents, and their Representatives and professionals of any obligations and duties required under or related to this Plan or the Combined Order, the Prepetition Agents, DIP Agents, and each of their respective directors, officers, employees, agents, Affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Prepetition Agents and the DIP Agents, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, or DIP Credit Agreements, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to this Plan, including the fees and expenses of counsel, if any, shall be paid in accordance with the terms of this Plan and the applicable Definitive Documents.

F.	Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors shall fund Cash distributions under this Plan with Cash on hand, including Cash from operations, and the proceeds of the DIP Facilities and Exit Facilities. The Debtors shall make non-Cash distributions as required under the Plan in the form of Exit Term Loans, Exit ABL Loans and New Equity Interests. Cash payments to be made pursuant to this Plan shall be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Organizational Documents), the Reorganized Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under this Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers shall be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and shall not violate the terms of this Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Organizational Documents and the Exit Facilities Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

G.	Exit Facilities and Exit Facilities Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of this Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Facilities Documents (including all transactions contemplated thereby, such as any supplementation or syndication of the Exit Term Loans, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Exit Facilities and the payment of all fees, payments, indemnities, and expenses associated therewith) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Exit Facilities Documents and such other documents as may be reasonably required or appropriate, subject to any consent or approval rights under the Definitive Documents. On or around the Effective Date, the Reorganized Debtors shall execute and deliver the Exit Facilities Documents, and shall execute, deliver, file, record, and issue any other related notes, guarantees, security documents, instruments, or agreements in connection therewith, in each case, without (a) further notice to the Bankruptcy Court, or (b) further act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. On the Effective Date, the Exit Facilities shall be subject to the Exit Intercreditor Agreement.

On the Effective Date, the Exit Facilities Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facilities Documents are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, for reasonably equivalent value, as an inducement to the applicable lenders to extend credit under the applicable Exit Facilities, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted, carried forward, continued, amended, extended, and/or reaffirmed (including in connection with any DIP ABL Loan Claims that are refinanced by the Exit ABL Credit Agreement or DIP Term Loan Claims that are refinanced by the Exit Term Loan Credit Agreement) under the Exit Facilities Documents shall: (1) be continuing, legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the applicable Exit Facilities Documents; (2) be granted, carried forward, continued, amended, extended, reaffirmed, and deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted thereunder; and (3) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

H.	Issuance of New Equity Interests and Deregistration

On the Effective Date, Reorganized Parent shall issue or reserve for issuance and deliver all of the New Equity Interests in accordance with the terms of this Plan and the New Organizational Documents. The issuance and delivery of the New Equity Interests is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Equity Interests may be listed on or immediately following the Effective Date. All of the New Equity Interests issuable under this Plan and the Combined Order shall, when so issued be duly authorized, validly issued, fully paid, and non-assessable. The issuance and delivery of the New Equity Interests in accordance with this Plan are authorized without the need for any further limited liability company or corporate action and without any further action by any Holder of a Claim or Interest.

Any Holder of an Allowed Prepetition Term Loan Claim or any DIP Term Lender entitled to the DIP Equity Premium may designate that all or a portion of such Holder’s share of the New Equity Interests to be distributed as part of the treatment of such Allowed Prepetition Term Loan Claim or on account of the DIP Equity Premium, be registered in the name of, and delivered to, its designee by delivering notice thereof to counsel to the Debtors and to the Notice and Claims Agent at least five (5) Business Days prior to the Effective Date. Any such designee must be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Reorganized Parent intends to exist and operate as a private company after the Effective Date. As promptly as reasonably practicable following the Effective Date, Reorganized Parent expects to take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (1) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (2) filing a Form 15 with the SEC under the Exchange Act.

1.                   Absence of Listing / Transfer of New Equity Interests

On the Effective Date, the Reorganized Parent shall issue the New Equity Interests pursuant to this Plan and the New Organizational Documents. Reorganized Parent shall not be obligated to effect or maintain any listing of the New Equity Interests for trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of maintaining or obtaining such listing. Distributions of the New Equity Interests are expected to be delivered via book-entry transfer by the Distribution Agent in accordance with this Plan and the New Organizational Documents, rather than through the facilities of DTC; however, in the event the New Equity Interests are DTC eligible on the Effective Date, distributions shall be made via DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Equity Interests shall be that number of shares or membership interests as may be designated in the New Organizational Documents.

On and after the Effective Date, transfers of New Equity Interests shall be made in accordance with applicable United States law, United States securities laws (as applicable), and the New Organizational Documents.

I.	Exemption from Registration Requirements

No registration statement shall be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance and distribution of the New Equity Interests under this Plan.  The offering, sale, issuance, and distribution of the New Equity Interests in exchange for Claims pursuant to Article II and Article III and pursuant to the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code. Any and all such New Equity Interests may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code, which limits resale by Persons who are “underwriters” as that term is defined in such section; (2) restrictions under the Securities Act applicable to recipients who are an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (3) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (4) the restrictions, if any, on the transferability of such Securities in the Organizational Documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (5) any other applicable regulatory approval.

The Reorganized Debtors need not provide any further evidence other than this Plan and the Combined Order with respect to the treatment of the New Equity Interests under applicable securities laws.

Notwithstanding anything to the contrary in this Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the New Equity Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  All such Persons and Entities including DTC shall be required to accept and conclusively rely upon this Plan or the Combined Order in lieu of a legal opinion regarding whether the New Equity Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of this Plan or other contemplated thereby, including without limitation any and all distributions pursuant to this Plan.

J.	New Organizational Documents

Subject to Article IV.E, the Reorganized Debtors and Reorganized Parent shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of this Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Organizational Documents applicable to it. From and after the Effective Date, the Organizational Documents of each of the Reorganized Debtors will be deemed to be modified to prohibit the issuance of non-voting equity Securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. On or immediately before the Effective Date, each Reorganized Debtor and Reorganized Parent shall file its New Organizational Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Organizational Documents to become effective. The New Organizational Documents for the Reorganized Debtors and Reorganized Parent shall be in form and substance (including customary minority protections) acceptable to the Required Consenting Lenders.

As a condition to receiving the New Equity Interests, Holders of Allowed Prepetition Term Loan Claim or Holders entitled to receive New Equity Interests on account of the DIP Equity Premium and/or any of their respective designees for receipt of New Equity Interests will be required to execute and deliver the New Organizational Documents for Reorganized Parent. For the avoidance of doubt, any Entity’s or Person’s receipt of New Equity Interests under, or as contemplated by, the Plan (including on account of the DIP Equity Premium) shall be deemed to be its agreement to the terms of the New Organizational Documents for Reorganized Parent, and such Entities and Persons shall be deemed signatories to the New Organizational Documents for Reorganized Parent without further action required on their part. The New Organizational Documents for Reorganized Parent will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Equity Interests will be bound thereby in all respects even if such Holder has not actually executed and delivered a counterpart thereof.

K.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided in this Plan, the Combined Order, or in any contract, instrument, release, or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished, and discharged, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity; provided, that (1) the Liens granted to the DIP Agents pursuant to the DIP Credit Agreements and (2) any and all Liens or security securing the Debtor’s obligations under the Insurance Contracts, which, for avoidance of doubt, includes grants of security interests in, without limitation, escrow accounts, deposit accounts, Cash Collateral, and letters of credit issued for the benefit of Insurers, shall remain in full force and effect solely to the extent provided for in this Plan. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims, and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims, or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction, and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under, pursuant to, in contemplation of, or in connection with this Plan (including the Restructuring Transactions) pursuant to (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors, (2) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (3) the making, assignment, or recording of any lease or sublease, (4) the grant of collateral security for any or all of the Exit Facilities or other indebtedness, or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. federal, state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, and shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, fee or governmental assessment.

M.	Directors and Officers of the Reorganized Debtors

1.                   Reorganized Board

The members of the Reorganized Board shall consist of a number of members determined by the Required Consenting Lenders in their sole discretion, which shall consist of members appointed in a manner determined by the Required Consenting Lenders in their sole discretion and set forth in the New Organizational Documents for Reorganized Parent. Except to the extent that a member of the board of directors or board of managers, or the sole manager, as applicable, of a Debtor is designated in the Plan Supplement to serve as a director, manager, or sole manager of such Reorganized Debtor on the Effective Date, the members of the board of directors or board of managers, or the sole manager, as applicable, of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such director, manager, or sole manager shall be deemed to have resigned or shall otherwise cease to be a director, manager, or sole manager of the applicable Debtor on the Effective Date. Each of the directors, managers, sole managers and officers of each of the Reorganized Debtors and Reorganized Parent shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor or Reorganized Parent, as applicable, and may be designated, replaced, or removed in accordance with such New Organizational Documents.

2.                   Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Organizational Documents and any applicable employment agreements that are assumed pursuant to this Plan.

3.                   Management Incentive Plan

After the Effective Date, the Reorganized Board shall adopt the Management Incentive Plan in accordance with the Transaction Term Sheet. The form of the awards (i.e., options, restricted stock or units, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the awards to such participants (including the amount of allocations and the timing of the grant of the awards), and the terms and conditions of the awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the Reorganized Board in its sole discretion.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in this section and in Article IX below, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date, including each Cause of Action set forth in the schedule of retained Causes of Action included in the Plan Supplement. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors shall not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant, or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance shall any Cause of Action preserved pursuant to this Article IV.N include any Claim or Cause of Action released or exculpated under this Plan (including, without limitation, by the Debtors).

O.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of this Plan, and without further notice to or order of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers, or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Definitive Documents).

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized, approved, and, to the extent taken before the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for each of the Reorganized Debtors and Reorganized Parent; (3) the execution of the New Organizational Documents and the Exit Facilities Documents; (4) the issuance and delivery of the New Equity Interests and incurrence of the Exit Facilities; (5) implementation of the Restructuring Transactions; and (6) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by this Plan (whether to occur before, on, or after the Effective Date). All matters provided for in this Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors, the Reorganized Debtors, or Reorganized Parent or otherwise.

Before, on, and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, the Reorganized Parent, or any direct or indirect subsidiaries of the Reorganized Parent (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (1) New Organizational Documents, (2) Exit Facilities Documents, and (3) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Before or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form before the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

The authorizations, approvals and directives contemplated by this Article IV.O shall be effective notwithstanding any requirements under non-bankruptcy Law.

P.	Prepetition Intercreditor Agreement

Notwithstanding anything to the contrary in this Plan, the treatment of, and distributions (including rights to adequate protection and participation in the DIP Term Loan Facility) made to Holders of Prepetition Term Loan Claims shall not be subject to the Prepetition Intercreditor Agreement or the terms thereof (including any turnover and disgorgement provisions), and the Prepetition Intercreditor Agreement shall be deemed so amended to the extent necessary to effectuate same.

Q.	Effectuating Documents; Further Transactions

Before, on, and after the Effective Date, the Debtors and the Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors or managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of this Plan, the New Organizational Documents, the Exit Facilities Documents, and any Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to this Plan or the Transaction Support Agreement.

R.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, before the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of this Plan, the Combined Order, the Definitive Documents, and the Restructuring Transactions.

S.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

T.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

U.	Modifications to Executory Contracts and Unexpired Leases

The Debtors, with the consent of the Required Consenting Term Lenders, are authorized to enter into, and perform under, amendments or modifications of any Executory Contracts or Unexpired Leases with the counterparty to such Executory Contract or Unexpired Lease and pay any amounts due as a result of such amendment or modification.

Article V.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in this Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court shall be deemed assumed and amended (solely to the extent necessary to implement the terms of the Restructuring Transactions), as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected (if any), (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Transaction Support Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Transaction Support Agreement shall be binding and enforceable against the applicable parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Transaction Support Agreement shall not otherwise modify, alter, amend, or supersede any of the terms or conditions thereof including, without limitation, any termination events or provisions thereunder.

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code, effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan or by Bankruptcy Court order shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

To the maximum extent permitted by law, unless otherwise provided herein, the transactions contemplated by this Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under any Executory Contract or Unexpired Lease assumed pursuant to this Plan, or any other transaction, event, or matter that would (1) result in a violation, breach, or default under such Executory Contract or Unexpired Lease, (2) increase, accelerate, or otherwise alter any obligations, rights, or liabilities of the Debtors or the Reorganized Debtors under such Executory Contract or Unexpired Lease, or (3) result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to the applicable Executory Contract or Unexpired Lease. Any consent or advance notice required under such Executory Contract or Unexpired Lease in connection with assumption thereof (pursuant to the other provisions of this Article V.A) shall be deemed satisfied by Confirmation.

Notwithstanding anything to the contrary in this Plan, but subject to the Consent Rights in Article I.C, the Debtors reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion before the Effective Date and, after the Effective Date, the Reorganized Debtors, shall have the right to amend Rejected Executory Contract/Unexpired Lease List; provided, that such right to amend shall not apply to any Unexpired Lease for nonresidential property; provided, further that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

The Rejected Executory Contract/Unexpired Lease List shall be filed with the Plan Supplement, provided that the Debtors may amend such list (including by adding or removing contracts and leases therefrom) at any time prior to the Effective Date. Notwithstanding anything herein to the contrary, with respect to any Unexpired Lease of nonresidential real property that is listed on the Rejected Executory Contract/Unexpired Lease List, the effective date of the rejection of any such Unexpired Lease shall be the later of (1) the Effective Date and (2) the date upon which the Debtors notify the landlord in writing (email being sufficient) that they have surrendered the premises to the landlord and returned the keys, key codes, or security codes, as applicable. Any property remaining on the premises subject to a rejected Unexpired Lease shall be deemed abandoned by the Debtors or the Reorganized Debtors, as applicable, as of the effective date of rejection, and the counterparty to such Unexpired Lease shall be authorized to use or dispose of any property left on the premises in its sole and absolute discretion without notice or liability to the Debtors or the Reorganized Debtors, as applicable, or any third party.

B.	Payments on Assumed Executory Contracts and Unexpired Leases

Any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree.

Parties to Executory Contracts and Unexpired Leases assumed by the Debtors pursuant to the Plan shall not be required to File a Proof of Claim or objection to assert or preserve any Cure Cost. Notwithstanding anything to the contrary in the Plan, all Cure Cost shall be Unimpaired by the Plan and all Cure Cost outstanding as of the Effective Date shall remain continuing obligations of the Reorganized Debtors following the Effective Date subject to all parties’ rights and defenses with respect thereto.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

In the event of a dispute regarding (1) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (2) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute before the assumption becoming effective; provided, that the Debtors, with the consent of the Required Consenting Lenders may settle any such dispute and shall pay any agreed upon Cure Cost without any further notice to any party or any action, order, or approval. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Rejection Damages Claims pursuant to this Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the later of (1) the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Confirmation Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease); (2) the Confirmation Date; or (3) the date of the order authorizing the rejection of the applicable Executory Contract or Unexpired Lease. Any Rejection Damages Claims that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Rejection Damages Claims shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B.

Any Rejection Damages Claims for Executory Contracts or Unexpired Leases that the Debtors, with the consent of the Required Consenting Term Lenders, elect to reject shall be paid in full on the Effective Date, subject to the applicable provisions of the Bankruptcy Code, including sections 502(b)(6) and 510(b); provided, that such Claim is not a Subordinated Claim, in which case such Claim shall be treated as a Subordinated Claim pursuant to the terms of this Plan.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, shall be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) that have not been rejected as of the Confirmation Date shall survive and remain unaffected by entry of the Combined Order.

E.	Reservation of Rights

Nothing contained in this Plan shall constitute an admission by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.

F.	Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Insurance Policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) in effect before the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under this Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or before the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Insurance Policies, which shall not be altered.

G.	Other Insurance Contracts

On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V. Nothing in this Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed before the Effective Date.

H.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions shall be assumed and irrevocable and shall survive the effectiveness of this Plan, and the New Organizational Documents shall provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’, and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. Notwithstanding anything in this Plan to the contrary, none of the Reorganized Debtors shall amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

I.	Employee Compensation and Benefits

1.                   Compensation and Benefits Programs

Subject to the provisions of this Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards, equity or equity-based incentive plans, employee stock purchase plans, and any other agreements or awards, or provisions set forth in any Compensation and Benefits Programs or Assumed Employee Agreement that provide for rights to acquire Interests or New Equity Interests and any agreement or plan whose value is related to Interests or New Equity Interests or other ownership interests of the Debtors, which, in each case, shall not constitute or be deemed to constitute Executory Contracts and shall be deemed terminated on the Effective Date) shall be treated as Executory Contracts under this Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in this Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, shall be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration, or similar provisions therein; provided, that the Assumed Employee Agreements shall be assumed and governed by the terms thereof. Subject to the preceding sentence, no counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to this Plan other than those applicable immediately before such assumption.

2.                   Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class; provided, that any Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors before the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (2) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

C.	Rights and Powers of Distribution Agent

1.       Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.       Expenses Incurred on or After the Effective Date and Indemnification

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes in connection with this Plan, but excluding any income, franchise, or similar taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions

1.                   Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

2.                   Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date; (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other Representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of DIP Claims shall be made to the DIP Agents or the Exit Term Loan Agent, as applicable, and the DIP Agents or the Exit Term Loan Agent shall be, and shall act as, the Distribution Agent with respect to the DIP Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of Prepetition Term Loan Claims shall be made to the Prepetition Term Loan Agent, and the Prepetition Term Loan Agent shall be, and shall act as, the Distribution Agent with respect to the Prepetition Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

3.                   Minimum Distributions

Notwithstanding any provision in this Plan to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $100 (whether in Cash or otherwise) with respect to Impaired Claims. No fractional shares of New Equity Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to this Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests to be distributed under this Plan shall be adjusted as necessary to account for the foregoing rounding. For distribution purposes (including rounding), DTC shall be treated as a single Holder.

4.                   Undeliverable Distributions

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E.	Compliance with Tax Requirements; Allocations

In connection with this Plan and all distributions hereunder, the Reorganized Debtors and any other applicable Distribution Agent (including for purposes of this Article VI, the Debtors) shall comply with all applicable withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions hereunder and under all related agreements shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and any other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (a) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (b) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VI shall be treated as if distributed to the Holder of the Allowed Claim.

Any Person or Entity entitled to receive any property as an issuance or distribution under this Plan shall, upon request of the Reorganized Debtors or any other applicable Distribution Agent, deliver to the applicable Reorganized Debtor or any other applicable Distribution Agent, or such other Person designated by the Reorganized Debtors or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W-8 (together with all attachments), or any other forms or documents reasonably requested by a Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any Governmental Unit.

The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts

Notwithstanding anything to the contrary in this Plan, the Plan Supplement, the Disclosure Statement, or the Combined Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

1.                   on and after the Effective Date, all Insurance Contracts (a) are found to be and shall be treated as, Executory Contracts under this Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (b) shall vest in the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions, and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts and as to which no Proof of Claim, Administrative Claim, or Cure Cost claim need be filed; and

2.                   solely with respect to Insurance Contracts, which, for avoidance of doubt, includes any and all collateral or security securing the Debtor’s obligations under the insurance policies, including, without limitation, escrow accounts, deposit accounts, Cash Collateral, and letters of credit, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in this Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (a) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (b) Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (i) workers’ compensation claims, (ii) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in this Plan to proceed with its claim, and (iii) all costs in relation to each of the foregoing; and (c) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts and/or applicable non-bankruptcy law.

G.	Allocation of Distributions Between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated for United States federal (and applicable state and local) income tax purposes first to the principal portion of such Allowed Claim and, thereafter, to the remaining portion of such Allowed Claim, if any.

H.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, any other Definitive Document, the Combined Order, the DIP/Cash Collateral Orders, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

I.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in United States dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or before the Effective Date (whether pursuant to this Plan, a Final Order or otherwise); provided, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to this Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action.

Notwithstanding anything to the contrary herein, nothing in this Plan or the Combined Order shall modify the rights, if any, of any counterparty to a rejected Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy law or non-bankruptcy law, including, but not limited to, the (1) ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their rejected Unexpired Lease(s) with the Debtors, or any successors to the Debtors, under this Plan, (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation, or (3) assertion of setoff or recoupment as a defense, if any, to any Claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.

K.	Claims Paid or Payable by Third Parties

1.                   Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.                   Claims Payable by Insurers

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Contracts until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Contract. To the extent that one or more of the Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.                   Insurance Contracts

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contract. Notwithstanding anything to the contrary herein, nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including Insurers, under any Insurance Contracts or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims shall not be required to File a Proof of Claim, and except as provided in this Plan, no parties should File a Proof of Claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claim shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim shall become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

All Proofs of Claim, other than Rejection Damages Claims, Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim, other than Rejection Damages Claims, Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim, other than Rejection Damages Claims, Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim, other than Rejection Damages Claims, Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance and Disallowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in this Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately before the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to this Plan.

Any objections to Claims and Interests other than General Unsecured Claims must be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Any objections to Rejection Damages Claims must be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Rejection Damages Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced; provided, that any disputes regarding the Allowance of a Rejection Damages Claim shall be determined by the Bankruptcy Court. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

Article VIII.
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived pursuant to the provisions of Article VIII.B:

1.       The Transaction Support Agreement shall be in full force and effect, no termination event or event that would give rise to a termination event under the Transaction Support Agreement upon the expiration of any applicable grace period shall have occurred and remain occurring, and the Transaction Support Agreement shall not have been validly terminated before the Effective Date.

2.       The DIP Facilities and all DIP Facilities Documents shall be in full force and effect, no event of default or event that would give rise to an event of default under the DIP Facilities Documents upon the expiration of the applicable grace period shall have occurred and remain occurring, and the DIP Term Loan Facility shall not have been validly terminated before the Effective Date.

3.       Any non-technical and/or immaterial amendments, modifications or supplements to this Plan have been consented to by the Debtors and the Required Consenting Term Lenders.

4.       All of the actions set forth in the Restructuring Transaction Steps Memorandum that are contemplated therein to be completed and implemented on or prior to the Effective Date, as applicable, shall have been completed and implemented in accordance with the terms thereof.

5.       The Bankruptcy Court shall have entered the Final DIP/Cash Collateral Order, and such order shall be in a Final Order and shall remain in full force and effect.

6.       The final version of the Plan Supplement shall have been filed and all of the schedules, documents, and exhibits contained therein shall be consistent in all material respects with the Transaction Support Agreement, the Transaction Term Sheet, the DIP & Exit ABL Commitment Letter, and this Plan.

7.       The Bankruptcy Court shall have entered the Combined Order, which shall be in form and substance acceptable to the Required Consenting Term Lenders and Debtors and consistent in all material respects with the Transaction Term Sheet and the Transaction Support Agreement and shall not be subject to a stay, and the Plan shall not have been amended, altered, or modified from this Plan as confirmed by the Combined Order in any material respect, unless such material amendment, alteration, or modification has been made in accordance with this Plan and shall:

a.	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with this Plan;

b.	be in form and substance acceptable to the Required DIP Term Lenders;

c.	authorize the assumption, assumption and assignment, and/or rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

d.	decree that the provisions in the Combined Order and this Plan are nonseverable and mutually dependent;

e.	authorize the Debtors to: (i) implement the Restructuring Transactions; (ii) distribute the New Equity Interests pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under this Plan consistent with the Transaction Term Sheet, including the New Equity Interests; and (iv) enter into any agreements, transactions, and sales of property as contemplated by this Plan and the Plan Supplement, including the Management Incentive Plan;

f.	authorize the implementation of this Plan in accordance with its terms; and

g.	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under this Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

8.       Each document or agreement necessary to effectuate the Plan, including all Definitive Documents, shall have been executed and/or effectuated, shall be in form and substance acceptable to the Required Consenting Term Lenders and Company Parties, and shall be consistent with the Transaction Support Agreement or the DIP & Exit ABL Commitment Letter, as applicable, including the consent rights provided therein, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived in accordance with the terms of the applicable Definitive Documents.

9.       The Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government imposed waiting periods shall have expired or been terminated.

10.   All governmental and third-party approvals and consents that may be necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Restructuring Transactions.

11.   No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Restructuring Transactions.

12.   The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses.

13.   The Restructuring Fees and Expenses shall have been paid in full in Cash (subject to any order of the Bankruptcy Court).

14.   The restructuring to be implemented on the Effective Date shall be consistent with this Plan, the Transaction Support Agreement, and the DIP & Exit ABL Commitment Letter.

15.   There shall not have been instituted or threatened or be pending any material action, proceeding, application, claim, counterclaim, or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim, or proceeding currently instituted, threatened, or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Consenting Term Lenders would prohibit, prevent, or restrict consummation of the Restructuring Transactions in a materially adverse manner.

Following the satisfaction or waiver of the foregoing, concurrently with or immediately following effectiveness of this Plan on the Effective Date:

1.                   The Existing Equity Interests shall have been canceled and the New Equity Interests shall have been issued by Reorganized Parent and distributed in accordance with the terms of this Plan.

2.                   The New Equity Interests to be issued and/or delivered on the Effective Date (as set forth in this Plan) shall have been validly issued by Reorganized Parent, shall be fully paid and non-assessable, and shall be free and clear of all taxes, Liens and other encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by (i) applicable securities Laws and (ii) the New Organizational Documents of Reorganized Parent.

3.                   All conditions precedent to the effectiveness of the Exit Facilities and all other financing agreements and arrangements contemplated hereunder, as applicable, shall be or have been, as applicable, funded and closed and be in full force and effect.

4.                   The Releases set forth in this Plan shall be in full force and effect.

5.                   The Debtors shall have paid in full to the relevant Persons all payments and fees provided for in the Transaction Support Agreement, the Transaction Term Sheet, and applicable Definitive Documents that are payable on, before, or in connection with the occurrence of the Effective Date.

Immediately following effectiveness of the Plan, the Reorganized Debtors shall complete the termination of registration of all Securities under sections 13 and 15(d) of the Exchange Act such that the Reorganized Debtors shall be a private company as soon as reasonably practicable after the Effective Date.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and consummation of this Plan set forth in this Article VIII may be waived by the Debtors, with the consent of the Required Consenting Lenders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Confirmation of this Plan or the Effective Date does not occur with respect to one or more of the Debtors on or before the termination of the Transaction Support Agreement, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Person or Entity; (3) constitute an allowance of any Claim or Interest; or (4) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Person or Entity in any respect.

D.	Substantial Consummation

“Substantial consummation” of this Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.
DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Combined Order, the Definitive Documents, or in any contract, instrument, or other agreement or document created or entered into, the distributions, rights, and treatment that are provided in this Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, rights against, and Interests in, the Debtors, the Reorganized Debtors, the Estates, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted this Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of this Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and the Estates and Causes of Action against other Entities.

B.	Releases by the Debtors

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Combined Order, pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, is and is deemed to be, forever and unconditionally released, and absolved by each Debtor, Reorganized Debtor, and the Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, or the Reorganized Debtors that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, (1) the management, ownership, or operation of the Debtors or the Non-Debtor Affiliates, (2) the purchase, sale, or rescission of any security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity, (5) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (6) intercompany transactions, (7) the formulation, preparation, dissemination, negotiation, filing, or consummation of this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the New Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (8) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the Chapter 11 Cases, the pursuit of Confirmation of this Plan, the administration and implementation of the Plan, or the Restructuring Transactions, including the issuance or distribution of Securities pursuant to this Plan, (9) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan or any other related agreement, or (10) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Debtors do not release Claims or Causes of Action (1) that are of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed or (2) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct). Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Combined Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan, or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (2) a good-faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Releases by Holders of Claims and Interests

To the extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Combined Order, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally, released, and absolved each Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, or the Reorganized Debtors that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, based on or relating to, or in any manner arising from, in whole or in part, (1) the management, ownership, or operation of the Debtors or the Non-Debtor Affiliates, (2) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity, (5) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (6) intercompany transactions, (7) the formulation, preparation, dissemination, negotiation, filing, or consummation of this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the New Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (8) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the Chapter 11 Cases, the pursuit of Confirmation of this Plan, the administration and implementation of the Plan, or the Restructuring Transactions, including the issuance or distribution of Securities pursuant to this Plan, (9) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan or any other related agreement, or (10) any other act, or omission, transaction, agreement, event, or other occurrence relating to any of the foregoing and taking place on or before the Effective Date; provided, that the Releasing Parties do not release Claims or Causes of Action (1) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud, gross negligence, or willful misconduct) or (2) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Combined Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan, or any agreement, claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) given and made after due notice and opportunity for hearing; and (3) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

D.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any Claims or Causes of Action for any act taken or omitted to be taken between the Petition Date and the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or consummation (as applicable) of this Plan, the Transaction Support Agreement, and the Disclosure Statement including any disbursements made by a Distribution Agent in connection with this Plan, the Disclosure Statement, the Definitive Documents, the Plan Supplement, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the New Governance Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Plan or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, that the foregoing provisions of this exculpation shall not operate to waive or release: (1) any Claims or Causes of Action arising from willful misconduct, actual fraud (but not, for the avoidance of doubt, fraudulent transfers), or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (2) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions, or inactions.

The Exculpated Parties have, and upon consummation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. For the avoidance of doubt and notwithstanding anything else herein, the foregoing exculpation shall be limited to Persons that served as Estate fiduciaries during the Chapter 11 Cases.

E.	Permanent Injunction

Except as otherwise expressly provided in the Transaction Support Agreement, this Plan or the Combined Order, from and after the Effective Date, all Persons and Entities are, to the fullest extent provided under Section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (1) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (2) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order; (3) creating, perfecting, or enforcing any Lien or encumbrance; (4) asserting a right of setoff or subrogation of any kind; or (5) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to this Plan or the Combined Order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article IX hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

F.	SEC Reservation of Rights

Notwithstanding any language to the contrary in the Disclosure Statement, Plan and/or Combined Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers or (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, Causes of Action, proceedings or investigations against any non-Debtor Person or non-Debtor Entity in any forum.

Article X.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain on and after the Effective Date jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A.                  allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B.                  decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or this Plan;

C.                  resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (3) the Reorganized Debtors seeking to amend, modify, or supplement, after the Effective Date, any Executory Contracts and Unexpired Leases to be assumed or rejected; and (4) any dispute regarding whether a contract or lease is or was executory or expired;

D.                  ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and the Combined Order;

E.                   adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F.                   adjudicate, decide, or resolve any and all matters related to Causes of Action;

G.                  adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H.                  resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I.                    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan, the Combined Order, and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Combined Order, or the Disclosure Statement, including the Transaction Support Agreement;

J.                    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K.                  resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of this Plan, the Combined Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to this Plan or the Combined Order, or any Entity’s rights arising from or obligations incurred in connection with this Plan or the Combined Order;

L.                   issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of this Plan or the Combined Order;

M.                 resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in this Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N.                  resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O.                  enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

P.                   determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan, the Combined Order, or the Disclosure Statement;

Q.                  enter an order or final decree concluding or closing the Chapter 11 Cases;

R.                  adjudicate any and all disputes arising from or relating to distributions to Holders of Claims and Interests under this Plan;

S.                   consider any modification of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

T.                determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U.                hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

V.                 hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W.               hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

X.                 hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX;

Y.                  resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z.                 enforce all orders previously entered by the Bankruptcy Court; and

AA.             hear any other matter not inconsistent with the Bankruptcy Code, this Plan, or the Combined Order.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Notwithstanding anything to the contrary in this Plan: (1) the Bankruptcy Court’s jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose before the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date, shall be non-exclusive; (2) any dispute arising under or in connection with the Exit Facilities Documents, and New Organizational Documents, and shall be dealt with in accordance with the provisions of the applicable document; and (3) as of the Effective Date, the Exit Term Loan Credit Agreement shall be governed by the jurisdictional provisions therein.

Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Transaction Support Agreement and the limitations contained in this Plan, the Debtors or Reorganized Debtors reserve the right to, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Transaction Support Agreement: (1) amend or modify this Plan before the entry of the Combined Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify this Plan after the entry of the Combined Order in accordance with section 1127(b) of the Bankruptcy Code and the Transaction Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan upon order of the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not adversely affect the treatment of Holders of Allowed Claims pursuant to this Plan, the Debtors may, with the consent of the Required Consenting Term Lenders, make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Supplement and/or the Combined Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

B.	Effect of Confirmation on Modifications

Entry of the Combined Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the occurrence of the Effective Date, the Debtors reserve the right, subject to the terms of the Transaction Support Agreement, to revoke or withdraw this Plan before the entry of the Combined Order and to File subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan, or if entry of the Combined Order or the Effective Date does not occur, or if the Transaction Support Agreement terminates in accordance with its terms before the Effective Date, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity; provided, that any Restructuring Fees and Expenses that have been paid as of the date of revocation or withdrawal of this Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (1) shall receive or retain any property, or interest in property, under this Plan, (2) has filed a Proof of Claim in the Chapter 11 Cases (if applicable) or (3) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Combined Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

Subject to the terms of the Transaction Support Agreement, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Combined Order.

C.	Payment of United States Trustee Statutory Fees

All United States Trustee Statutory Fees due and payable to the United States Trustee before the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, any and all United States Trustee Statutory Fees shall be paid to the United States Trustee when due and payable. The Debtors shall file all monthly operating reports due before the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors shall each file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due, until the earliest of the Debtors’ or Reorganized Debtors’ case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. The United States Trustee shall not be required to File a request for an Administrative Claim for United States Trustee Statutory Fees, and shall not be treated as providing any release under this Plan.

D.	Reservation of Rights

This Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order. None of the filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Debtor with respect to this Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, Representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Combined Order, each of the Reorganized Debtors (1) is not, and shall not be deemed to assume, agree to perform, pay, or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or before the Effective Date, (2) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor before the Effective Date, and (3) shall not have any successor or transferee liability of any kind or character.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by this Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

Debtors	Counsel to the Debtors
The Container Store Group, Inc. 500 Freeport Parkway, Coppell, TX 75019 Attn: Tasha Grinnell

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200

Houston, TX 77002
Attn: Timothy A. (“Tad”) Davidson II, Ashley L. Harper, Philip M. Guffy

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: George A. Davis, Hugh Murtagh

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attn: Ted A. Dillman

United States Trustee	Counsel to the Ad Hoc Group
Office of the United States Trustee for the Southern District of Texas Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002 Attn: Ha Nguyen, Vianey Garza

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Jayme Goldstein, Isaac Sasson, William Reily, Leonie Koch

and

Paul Hastings LLP
600 Travis Street, Floor 58
Houston, TX, 77002

Attn: Schlea Thomas

and

Paul Hastings LLP

2001 Ross Avenue, Suite 2700

Dallas, TX 75201

Attn: Charles Persons

Counsel to the DIP Term Loan Agents	Counsel to DIP ABL Loan Agent
Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attn: Alex Cota, Liz Loonam

Riemer & Braunstein LLP,

Times Square Tower, Seven Times Square, Suite 2506

New York, NY 10036

Attn: Donald E. Rothman

and

Frost Brown Todd LLP

2101 Cedar Springs Road, Suite 900

Dallas, TX 75201

Attn: Rebecca L. Matthews

H.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

On the Effective Date, this Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. Except as otherwise provided in this Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://www.veritaglobal.net/thecontainerstore or the Bankruptcy Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of this Plan shall control.

L.	Nonseverability of Plan Provisions upon Confirmation

If, before Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Term Lenders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Conflicts

To the extent that any provision of the Transaction Support Agreement, the Disclosure Statement, or any order entered before Confirmation (for avoidance of doubt, not including the Combined Order) referenced in this Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of this Plan, this Plan shall govern and control; provided, however, that the parties to the Transaction Support Agreement shall use commercially reasonable efforts to eliminate any such inconsistency by agreement prior to the provisions of this section becoming applicable and enforceable; provided, further, that the foregoing shall not abrogate any party’s consent rights. To the extent that any provision of this Plan conflicts with or is in any way inconsistent with any provision of the Combined Order, the Combined Order shall govern and control.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Stakeholders, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan and the Disclosure Statement, the exhibits and schedules thereto, and the other agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan and the Disclosure Statement, the exhibits and schedules thereto, and the other agreements and documents ancillary or related thereto.

P.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Consenting Term Lenders, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other Representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such) have, and upon Confirmation shall be deemed to have, solicited votes on this Plan from the Voting Class in compliance with the applicable provisions of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation, and acted in “good faith” under section 1125(e) of the Bankruptcy Code; and therefore, no such parties, individuals, or the Debtors or the Reorganized Debtors shall have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

Q.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Respectfully submitted, as of the date first set forth above,

The Container Store Group, Inc. (on behalf of itself and all other Debtors)

By:	/s/ Chad E. Coben
Name:	Chad E. Coben
Title:	Chief Restructuring Officer